Exhibit 10.1

February 8, 2023

To: Eric Drape

Dear Eric,

I am pleased to inform you that in recognition of your importance and criticality to the success of the Teva Group, the Board of Directors and its Compensation Committee approved granting you with the following additional terms.

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Certain continued vesting benefits: In the event you are terminated by the Company without cause (as defined in Section 7.4 of your employment agreement with the Company), or if you retire from the Company on or after December 31, 2024, you will receive full continued vesting of equity awards that were and/or will be granted to you by the end of your employee-employer relationship, and all vested options shall continue to be exercisable in accordance with their original terms, including expiration terms.

All other terms of your Employment Agreement will remain without change.

We are confident that you will continue to make a significant contribution to our future growth.

Sincerely,

/s/ Richard Francis

Richard Francis

President and Chief Executive Officer